EXHIBIT 10.1(a)

THIRD AMENDMENT TO THE
CENTURYTEL DOLLARS & SENSE 401(K) PLAN
AS AMENDED AND RESTATED
EFFECTIVE DECEMBER 31, 2006

CENTURYTEL, INC., represented herein by its Executive Vice-President and Chief Financial Officer, R. Stewart Ewing, Jr., as Plan Sponsor and Employer, does hereby execute the following amendment to the CenturyTel Dollars & Sense 401(k) Plan and Trust, each amendment effective as of November 20, 2008:

1.	Section 1.12 of the Plan (“Company Stock”) is amended to read in its entirety as follows:

Company Stock.  Shares of voting common stock, $1.00 par value, issued by CenturyTel, Inc., and which constitute "qualifying employer securities," as defined in Section 4975(e)(8) of the Code.

2.	A new Section 1.12A (“Company Stock Account”) is added after Section 1.12 ("Company Stock") to read in its entirety as follows:

Company Stock Account.  The portion of a Participant's Accrued Benefit that consists of assets in the form of Company Stock that are held in the Company Stock Investment Fund in the CenturyTel Dollars & Sense 401(k) Trust.   The Company Stock Investment Fund is intended to be invested primarily in shares of Company Stock, and shall also consist of cash or cash equivalents in which shall be invested cash dividends that may be paid on Company Stock that are accumulated in the ESOP prior to being distributed pursuant to Section 10.7 of the Plan.  Such cash dividends that are not so distributed shall be invested in Company Stock.  A Participant's Company Stock Account may consist of assets held in one or more of the subaccounts listed in Section 1.1 of the Plan.  Effective November 20, 2008, the Company Stock Account shall constitute a portion of the ESOP.

3.	A new Section 1.13A ("CT ESOP") is added after Section 1.13 ("Compensation") to read as follows:

CT ESOP.  CT ESOP shall have the meaning set forth in Section 10.1 of the Plan.

4.	A new Section 1.23A ("ESOP") is added after Section 1.23 ("ERISA") to read as follows:

ESOP.  The portion of the Plan that is intended to be a stock bonus plan as defined in Treasury Regulations Section 1.401-1(b)-1(iii) and a non-leveraged employee stock ownership plan satisfying the requirements of Sections 401(a), 409 and 4975(e)(7) of the Code.  The assets of the ESOP Account, the PAYSOP Account, the Stock Bonus Account, and effective November 20, 2008, the Company Stock Account are intended to constitute an ESOP.  The ESOP is intended to be invested primarily in Company Stock.

5.	All references to the "ESOP" in Section 3.8 ("Restoration of Forfeitures") are redesignated as references to the "CT ESOP".

6.	Section 6.4(a)(2)(ii) of the Plan ("Hardship") is amended to read in its entirety as follows:

The Participant must have obtained all currently available distributions (including electing to receive distributions of ESOP dividends under Section 404(k) of the Code) and nontaxable loans currently available under all plans maintained by the Employer (unless such loan would disqualify the participant from obtaining other necessary financing); and

7.	Section 6.4(a)(3)(iv) of the Plan ("Hardship") is amended to read in its entirety as follows:

By other currently available distributions (including distributions of ESOP dividends under Section 404(k) of the Code) and nontaxable loans, under plans maintained by the Employer or by any other employer; or

8.	Section 10.1 of the Plan ("Status of ESOP") is amended to read in its entirety as follows:

The Company adopted the CenturyTel, Inc. Stock Bonus Plan and PAYSOP on October 1, 1975 and the CenturyTel, Inc. Employee Stock Ownership Plan (the "CT ESOP") on January 1, 1987.  By merger agreement dated September 18, 1981, the Century Tel, Inc. Stock Bonus Plan and PAYSOP were merged into the CT ESOP.  The Accounts of Participants who were actively employed with the Employer on November 6, 2006 are fully vested.  Effective December 31, 2006, the CT ESOP merged into this Plan.  Effective November 20, 2008, the Company Stock Account, together with the CT ESOP, was designated as an ESOP.

9.	Section 10.2 of the Plan ("Trust or Trusts") is amended by adding the following sentence at the end thereof, to read as follows:

The assets of the Company Stock Account portion of the ESOP are held in the CenturyTel Dollars & Sense 401(k) Trust.

10.	Section 10.4 ("Company Stock Distributions") is amended by inserting the words "Company Stock Account," in front of the words "ESOP Account" wherever they appear therein.

11.	Section 10.6 ("Payment in Shares or Cash") is amended to read in its entirety as follows:

Payment in Shares or Cash.  Any distributions from the Company Stock Account, an ESOP Account, Stock Bonus Account, and PAYSOP Account shall be made in cash unless the participant elects to receive the value of such Accounts in the form of Company Stock.  Any distributions of Company Stock from the Company Stock Account, the ESOP Account, Stock Bonus Account, and PAYSOP Account shall be made by distributing the whole shares of Company Stock, as determined by the Trustees, including the Trustees of ESOP Trusts I and II, as applicable, at the market value of such shares on a national securities exchange or a national quotation system, with the value of any fractional shares paid in cash.

12.	Section 10.7 of the Plan ("Dividends") is amended to read in its entirety as follows:

Dividends. Except as otherwise provided in this Section 10.7, dividends and other distributions received by the Trustees with respect to Company Stock shall be invested in Company Stock.   On and after November 20, 2008, cash dividends paid on shares of Company Stock in which a Participant or Beneficiary has a vested interest shall, at the election of the Participant or Beneficiary pursuant to procedures set forth by the Committee, be distributed to the Participant or Beneficiary.  Cash dividends that are distributed pursuant to an election hereunder shall be paid, at the discretion of the Committee, by the Company in cash to Participants and Beneficiaries, or paid by the Company to the Trusts and distributed from the Trusts to Participants and Beneficiaries, not later than ninety (90) days after the close of the Plan Year in which paid to the Trusts, including the Plan Year ending December 31, 2008. Notwithstanding the foregoing, in no event shall the amount paid to a Participant or Beneficiary pursuant to such election exceed the vested amount of the Participant’s or Beneficiary’s account in the ESOP Account, PAYSOP Account, Stock Bonus Account and Company Stock Account at the time of such payment.

13.	A new Section 10.8 ("Miscellaneous") is added after Section 10.7 ("Dividends") to read as follows:

Miscellaneous.  Effective November 20, 2008, in accordance with Code Section 401(a)(28)(C), valuation of Company Stock that ceases to be readily tradable on an established securities market shall be made by an independent appraiser who meets the requirements similar to the requirements of the regulations prescribed under Code Section 170(a)(1).

Further, in accordance with Code Sections 409(h)(4), (5) and (6), if the Company Stock ceases to be readily tradable on an established market, then any Participant who is otherwise entitled to a total distribution from the Plan shall have the right to require that his Company Stock be repurchased by the Company.  The Trustee may elect to repurchase such Company Stock, in lieu of the Company.  This election shall only be exercisable during the sixty-day (60) period immediately following the date of distribution, and if the election made within such sixty-day (60) period, it can be made for an additional sixty (60) days in the following Plan Year.

The amount paid for Company Stock pursuant to this election as part of a lump sum distribution shall be paid in substantially equal periodic payments (not less frequently than annually) over a period beginning not later than thirty (30) days after the request for total distribution and not exceeding five (5) years.  There shall be adequate security provided and reasonable interest paid on any unpaid balance due under this paragraph.

If the Company is required to repurchase Company Stock as part of an installment distribution, the amount to be paid for Company Stock will be paid not later than thirty (30) days after the election is made.

THIS DONE AND SIGNED this 20th day of November, 2008.

CENTURYTEL, INC.

By:/s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President and
Chief Financial Officer